Filed pursuant to Rule 424(b)(3)
Registration No. 333-199129

SUPPLEMENT NO. 5
DATED APRIL 4, 2017
TO THE PROSPECTUS DATED FEBRUARY 2, 2017
OF INLAND RESIDENTIAL PROPERTIES TRUST, INC.

This Supplement No. 5 supplements, and should be read in conjunction with, the prospectus of Inland Residential Properties Trust, Inc., dated February 2, 2017, as previously supplemented by Supplement No. 1 dated February 17, 2017, Supplement No. 2 dated February 28, 2017, Supplement No. 3 dated March 2, 2017 and Supplement No. 4 dated March 21, 2017. Unless otherwise defined in this Supplement No. 5, capitalized terms used herein have the same meanings as set forth in the prospectus, as supplemented.

Plan of Distribution

The following information is inserted at the end of the section captioned “Plan of Distribution,” which begins on page 190 of the prospectus.

Status of the Offering

The following table provides information regarding the total shares sold in our offering as of March 31, 2017.

	Shares	Gross Offering Proceeds ($) (1)	Commissions and Fees ($) (2)	Proceeds To Us, Before Expenses ($) (3)
Class A Shares
From our sponsor in connection with our formation (4):	8,000.000	200,000	—	200,000

Class A Shares sold in the offering:	1,190,173.071	29,202,512	2,063,232	27,139,280

Class A Shares issued pursuant to our distribution reinvestment plan:	23,778.968	564,750	—	564,750

Total (Class A Shares):	1,221,952.039	29,967,262	2,063,232	27,904,030

Class T Shares
Class T Shares sold in the offering (5):	331,233.931	7,933,052	379,525	7,553,527

Class T Shares issued pursuant to our distribution reinvestment plan:	4,140.474	94,444	—	94,444

Total (Class T Shares):	335,374.405	8,027,496	379,525	7,647,971

Class T-3 Shares
Class T-3 Shares sold in the offering (5):	4,349.627	105,000	1,375	103,625

Class T-3 Shares issued pursuant to our distribution reinvestment plan:	—	—	—	—

Total (Class T-3 Shares):	4,349.627	105,000	1,375	103,625
Total (Class A, Class T, and Class T-3 Shares):	1,561,676.071	38,099,758	2,444,132	35,655,626

(1)	Gross proceeds received by us as of the date of this table for shares sold to investors pursuant to accepted subscription agreements.
(2)	Inland Securities Corporation serves as dealer manager of this offering and is entitled to receive selling commissions and certain other fees, as discussed further in our prospectus.

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(3)

Organization and offering expenses, excluding selling commissions and dealer manager fees, will not exceed 2.0% of the gross offering proceeds. These expenses include registration and filing fees, legal and accounting fees, printing and mailing expenses, bank fees and other administrative expenses.

(4)

In connection with our formation, we sold 8,000 shares of our common stock to our sponsor for an aggregate purchase price of $200,000. These 8,000 shares were subsequently converted into Class A Shares.

(5)

The Company pays a distribution and stockholder servicing fee, subject to certain limits, on the Class T and Class T-3 Shares sold in the primary offering in an annual amount equal to 1.0% of the per share purchase price of the applicable share (or, once reported, the per share estimated value of the applicable share), payable on a monthly basis. The distribution and stockholder servicing fees are ongoing fees that are not paid at the time of purchase, are not intended to be a principal use of offering proceeds and are not included in the above table.

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